Exhibit 23

ITEM 9.01 (d). EXHIBITS.

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements (Forms S-8) No. 333-130520 pertaining to the Power-One 2004 Stock Incentive Plan, No. 333-70432 pertaining to the Power-One 2001 Stock Option Plan, No. 333-87879 pertaining the Power-One Amended and Restated 1996 Stock Incentive Plan, No. 333-42079 pertaining to the Power-One Employee Stock Purchase Plan and (Form S-3) No. 333-48184 pertaining to the Universal Shelf Registration Statement of our report dated October 12, 2006, with respect to the combined balance sheets of Power Electronics Group of Magnetek, Inc., as of July 2, 2006 and July 3, 2005, and the related combined statements of operations, net parent company investment, and cash flows for each of the three years in the period ended July 2, 2006 included in this form 8-K/A.

Ernst & Young LLP
Woodland Hills, California
January 4, 2007